January 8, 2020 Special Committee Materials Project TOWER Exhibit (c)(3) Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of ARROW (“ARROW”) in connection with its evaluation of a proposed transaction involving ARROW and for no other purpose. The information contained herein is based upon information supplied by or on behalf of ARROW and KITE (“KITE”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by ARROW. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ARROW or any other entity, or concerning the solvency or fair value of ARROW or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ARROW as to the future financial performance of ARROW, and at your direction Centerview has relied upon such forecasts, as provided by ARROW’s management, with respect to both ARROW, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of ARROW or KITE or a combination thereof. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of ARROW (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of ARROW or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Table of Contents Preliminary ARROW Standalone Observations and Perspectives Preliminary ARROW Valuation Analysis and Key Considerations 1 2

Section I Preliminary ARROW Standalone Observations and Perspectives

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

ARROW Snapshot

Company Overview

- ARROW is an international manufacturer and supplier of a large portfolio of electronic components, including:
  - Capacitors, inductors, filters, resistors, couplers, diodes and circuit protection devices
  - Sensor, control, interconnect and antenna solutions
- ARROW has served the automotive, industrial, medical, military, consumer electronics, communications and transportation markets for nearly 50 years
  - Automotive: new safety, engine control, infotainment and chassis control technologies
  - Consumer: computers, smartphones, wearables, wireless, IoT, LED lighting and HVAC, among others
  - Industrial: power supply and conversion, renewable energy, process control, motor drives, among others
  - Defense: tantalum capacitors, ceramic capacitors and custom components
  - Network: products supporting the growth of next-generation technologies spanning smartphones and tablets to networks and datacenters
  - Medical: implantables, imaging and diagnostic devices, including pacemakers and cochlear implants, and diagnostic equipment
- The company was founded in 1972 and is headquartered in Fountain Inn, South Carolina

Revenue Breakdown (YTD FY2020A)[(1)]

Channel


Electronics Manufacturing Service
6%
Distribution
36%
58%
Original Equipment Manufacturer

End Market


Medical
5%
Network
7%
Defense
8%
Auto
43%
Industrial
18%
19%
Consumer

Segment Overview

Electronic Components *(68% of YTD FY2020A Revenue)[(1)]*	*Ceramic*	Ceramic capacitors and related components used in conjunction with integrated circuits
	Tantalum	Tantalum (higher cost) capacitors and related components used in conjunction with integrated circuits
	Advanced	Customized products including specialized capacitors, passive and active antennas and varistors
Interconnect, Sensing and Control Devices *(32% of YTD FY2020A Revenue)[(1)]*		Manufacturer and reseller of electronic connectors, interconnect systems and sensing and control devices for various industries

Source: ARROW management, Company filings and Wall Street research.
(1) Fiscal year ending March 31, 2020.

CENTERVIEW PARTNERS 4

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

ARROW Historical Financial Performance

Historical Financial Performance (Fiscal Years Ending March 31)



Revenue
+14% CAGR
+15%
(16%)
$1,196
$1,313
$1,562
$1,792
$1,499
2016A
2017A
2018A
2019A
2020E(1)
Adjusted EBITDA(2)
17.5%
16.5%
15.6%
23.1%
16.6%
+8% CAGR
+70%
(40%)
$209
$217
$243
$414
$249
2016A
2017A
2018A
2019A
2020E(1)
Adjusted EPS(2)
+4% CAGR
+99%
(52%)
$0.76
$0.81
$0.82
$1.63
$0.78
2016A
2017A
2018A
2019A
2020E(1)

	2016A	2017A	2018A	2019A	2020E[1]
Cash & Cash Eq.[3]	*$949*	*$1,107*	*$827*	*$813*	*$762*
Cash & Cash Eq. / Sh.[3]	*$6*	*$7*	*$5*	*$5*	*$4*

Observations

- ARROW achieved strong financial performance from FY2016A-2018A, driven by both its legacy businesses and two key acquisitions
  - TT Electronics' Sensing & Control ("IS&C") division in October 2017 ($154mm) and antenna-focused Ethertronics in January 2018 ($150mm)
- During FY2019A, robust market conditions across all of ARROW's regions and end markets led to, in management's view, unusually high growth
- During FY2020E, ARROW experienced a "correction" due to:
  - Decline in global car sales (and in particular China); Auto end market represents ~43% of total revenue
  - Elevated distributor inventory levels

Source: ARROW Management forecast and Company filings as of January 2, 2020.
Note: Dollars in millions, except per share amounts.
(1) FY2020E reflects actual results through November 30, 2019 and ARROW management projections through the end of FY2020E.
(2) Adjusted EBITDA and Adjusted EPS are not burdened by stock-based compensation expense. Historical figures exclude one-time charges and tax items.
(3) Reflects the sum of cash & cash equivalents and short-term investments in securities.

CENTERVIEW PARTNERS
5

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

Key Drivers of Recent Revenue Volatility

Total Revenue (Fiscal Years Ending March 31)

Key Drivers	FY2018A – FY2019A	FY2019A – FY2020E
Ceramics:	▪ *Strong performance in commercial ceramics resale* ▪ *Demand surge allowed ARROW to increase prices 4x-8x*	▪ *Softer market in FY2020E; pullback in commercial ceramics market given high inventory levels* ▪ *ARROW unable to hold prior year pricing*
Tantalum:	▪ *MNO2 market continues decline (40%-50% ARROW market share)* ▪ *Investing in Polymer for future growth (5% ARROW market share)*	▪ *MNO2 market continues to decline* ▪ *Continued investment in Polymer expected to drive future growth in Tantalum*
IS&C:	▪ *Following meaningful acquisition TT Electronics' Sensing & Control division in FY2018A, revenue hit a high-water mark of $502mm in FY2019A*	▪ *~90% of segment is exposed to European auto market (which declined (1%) in CY2019A)*[1] ▪ *Rebound and potential upside in Asia & North America to offset decline in Europe*
KED Resale:	▪ *Expiration of distribution agreement on January 1, 2018*	▪ *N/A*



$1,562
$175
$315
$14
($277)
$2
$1,792
($141)
($117)
($16)
$1
($19)
$1,499
FY2018A Consolidated
ARROW Segments
KED & Corporate
FY2019A Consolidated
ARROW Segments
KED & Corporate
FY2020E Consolidated
Ceramics
Tantalum
Interconnect, Sensing and Control Devices
KED Resale
Corporate[2]

Source: ARROW Management forecast and Company filings as of January 2, 2020.
Note: Dollars in millions.
(1) Fitch, OICA and Haver Analytics.
(2) Corporate revenue adjustment to account for timing adjustment between billing and shipping of products.

CENTERVIEW PARTNERS 6

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

Basis of Presentation for Financial Forecasts

Given recent volatility in FY2019A and FY2020E, ARROW management believes FY2021E represents a normalized base for the financial forecast

	Historical CAGR (FY2016A – FY2018A)	Projected CAGR (FY2021E – FY2025E)	Observations
Revenue	+14% (~7% organic growth excluding IS&C acquisition)	+5%	▪ Recent growth driven by favorable macroeconomic conditions in commercial ceramics which allowed ARROW to increase prices above historical levels ▪ ARROW management expects more tempered growth in Tantalum, but a large and growing market opportunity within other segments, including Ceramics
Adjusted EBITDA(1)	+8%	+10%	▪ Price increases for commercial ceramics products resulted in historical margin expansion ▪ Expected market share gains in higher-margin active antenna and polymer businesses and shift towards the industrial end market in IS&C to drive future expansion
Adjusted EPS(1)	+4% (~8%-10% EPS growth excluding purchase accounting for IS&C acquisition)	+13%	▪ Incremental interest income from increasing cash balance ($900mm – $1.4bn from FY2021E – FY2025E) ▪ ARROW management plan does not contemplate any future M&A

Source: ARROW Management forecast and Company filings as of January 2, 2020.
Note: Dollars in millions.
(1) Adjusted EBITDA and Adjusted EPS are not burdened by stock-based compensation expense. Historical figures exclude one-time charges and tax items.

CENTERVIEW PARTNERS 7

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

ARROW Projected Financial Performance – *Consolidated*

Projected Financial Performance (Fiscal Years Ending March 31)


Revenue
+5% CAGR
$1,499
$1,670
$1,747
$1,837
$1,938
$2,056
2020E (1)
2021E
2022E
2023E
2024E
2025E
Adjusted EBITDA(2)
16.6%
18.4%
19.8%
20.3%
21.4%
21.6%
+10% CAGR
$249
$308
$347
$372
$415
$444
2020E (1)
2021E
2022E
2023E
2024E
2025E
Adjusted EPS(2)
+13% CAGR
$0.78
$0.99
$1.16
$1.29
$1.48
$1.62
2020E (1)
2021E
2022E
2023E
2024E
2025E

	2020E	2021E	2022E	2023E	2024E	2025E
Cash & Cash Eq.[3]	*$762*	*$941*	*$1,039*	*$1,144*	*$1,280*	*$1,434*
Cash & Cash Eq. / Sh.[3]	*$4*	*$6*	*$6*	*$7*	*$8*	*$8*

Observations

- Growth in supercapacitor and active antenna businesses are expected to drive top-line growth in Ceramics
- Potential to expand market share from 5% to 15% in polymer Tantalum business could offset slowing demand for MN02 products
- Margins expected to increase over the projection period due to increased exposure to higher-value-add active antenna and polymer businesses
- Shift in focus away from automotive and toward higher-margin industrial connectors in IS&C is expected to provide additional margin expansion
- Potential for increased managerial efficiencies and lowering cost footprint in IS&C business could also provide meaningful margin upside

Source: ARROW Management forecast and Company filings as of January 2, 2020.
Note: Dollars in millions, except per share amounts.
(1) FY2020E reflects actual results through November 30, 2019 and ARROW management projections through the end of FY2020E.
(2) Adjusted EBITDA and Adjusted EPS are not burdened by stock-based compensation expense.
(3) Reflects free cash flow less dividends.

CENTERVIEW PARTNERS 8

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

ARROW Share Price Performance – *Last Five Years*

Share Price Performance Over Each Period

	Nov-14 – Nov-15	Nov-15 – Nov-18	Nov-18 – Nov-19
ARROW	(6%)	+58%	(29%)
Peers[(1)]	+10%	+99%	(17%)



$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Nov-14
Nov-15
Nov-16
Nov-17
Nov-18
Nov-19
December 28, 2016: Announcement of termination of KITE distribution agreement
October 2, 2017: Acquired TT Electronics' Sensing & Control division
January 1, 2018: Effective termination of KITE distribution agreement
October 24, 2018: High inventory levels in the sales channel and weakening macroeconomic trends lead to reduced sales outlook
Peers(1): +80%
ARROW: $15.04(2) +6%
Slowing ARROW Revenue Growth

YoY Revenue Growth

FY2015A	FY2016A	FY2017A	FY2018A	FY2019A	FY2020E
(6%)	(12%)	+10%	+19%	+15%	(16%)

ARROW —— Peers[(1)] ——

Source: Company filings, ARROW Management forecast (as of January 2, 2020) and FactSet as of November 26, 2019 (ARROW unaffected date).

(1) Peers include CTS, Integer, KEMET, Taiyo Yuden, TTM and Vishay (excludes Yageo due to comparability). Peer line reflects median of peer group indexed to ARROW share price.

(2) Reflects ARROW share price as of November 26, 2019 (1-day prior to KITE's public acquisition proposal).

CENTERVIEW PARTNERS 9

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

ARROW Historical Trading Performance – *Last Five Years*

EV / NTM EBITDA (November 2014 – November 2019)(2)



12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
Nov-14
Nov-15
Nov-16
Nov-17
Nov-18
Nov-19
8.7x
6.2x
ARROW 5-Yr. Median: 6.2x

ARROW Historical EV / EBITDA	1-Year	3-Year	5-Year
Max	7.4x	11.5x	11.5x
Average	5.5x	7.3x	6.7x
Median	5.3x	7.3x	6.2x
Min	4.2x	4.2x	4.2x

Peers Historical EV / EBITDA	1-Year	3-Year	5-Year
Max	8.7x	9.4x	9.4x
Average	6.6x	7.1x	6.5x
Median	6.5x	6.9x	6.4x
Min	5.3x	5.3x	5.1x

Price / NTM EPS (November 2014 – November 2019)(2)



30.0x
24.0x
18.0x
12.0x
6.0x
Nov-14
Nov-15
Nov-16
Nov-17
Nov-18
Nov-19
ARROW 5-Yr. Median: 17.5x
16.1x
15.4x
ARROW
Peers(1)

ARROW Historical P / E	1-Year	3-Year	5-Year
Max	17.8x	27.2x	27.2x
Average	13.0x	18.3x	17.8x
Median	12.2x	20.6x	17.5x
Min	10.2x	10.2x	10.2x

Peers Historical P / E	1-Year	3-Year	5-Year
Max	15.4x	17.0x	17.0x
Average	11.5x	13.2x	12.8x
Median	11.3x	13.8x	12.7x
Min	8.8x	8.8x	8.8x

Source: Company filings and FactSet as of November 26, 2019 (ARROW unaffected date).
(1) Peers include CTS, Integer, KEMET, Taiyo Yuden, TTM, Vishay and Yageo.
(2) Reflects performance through November 26, 2019 (1-day prior to KITE's public acquisition proposal).

CENTERVIEW PARTNERS
10

ARROW Shareholder Base Source: Company filings and FactSet as of January 2, 2020. Market value based on ARROW share price of $15.04 as of November 26, 2019 (1-day prior to KITE’s public acquisition proposal). Weighted average cost basis for top 20 institutional shareholders based on market value. (1) (2)

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

* **Confidential material redacted and filed separately with the Securities and Exchange Commission.**

Qualitative Value Considerations

Revenue Growth	▪ Significant Ceramics growth potential across High-Reliability, Active Antenna and Super Cap markets ▪ Share gains in Polymer (5% today; 15%-25% future) offset contraction in Tantalum MN02 market ▪ Further geographic diversification in IS&C away from non-European auto (e.g., India, China and U.S.) as well as into new end markets (e.g., industrial)
Margin Expansion	▪ Forecast calls for Adj. EBITDA margin expansion from 18.4% in FY2021E to 21.6% in FY2025E ▪ Margin expansion is reflective of shift into higher growth/margin products (e.g., Active Antenna), manufacturing efficiencies (e.g., lowering cost of IS&C footprint) and higher margin end markets (e.g., industrial connectors)
KITE Distribution Agreement	▪ Non-exclusive license to distribute and sell KITE-manufactured electronic component and connector products to customers in regions outside of Japan terminated on January 1, 2018 ▪ In FY2016A, KITE resale accounted for ~22% of total ARROW revenue
Emerging Technology	▪ Expecting adoption and significant growth in the Active Antenna business over the next 5 years concurrent with a reduction in R&D cost ▪ Substantial opportunities given expected global growth in 5G handsets & infrastructure ▪ Meaningful pipeline of medical products ▪ Continued innovation and electrification of automobiles
M&A	▪ Large cash balance ($744mm as of 9/30/2019) could be deployed to acquire high-growth targets ▪ Completed the acquisition of COKNE in November 2019 ($10mm), further strengthening exposure to supercapacitor manufacturing ▪ Potential future M&A, including [*][(1)]

Source: ARROW Management.

(1) Purchase price and financial impact [*] are not expected to have a material impact on the projections.

CENTERVIEW PARTNERS 12

Preliminary ARROW Valuation Analysis and Key Considerations Section 2

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

Summary of KITE Proposal

Overview

- On November 27, 2019 KITE proposed a potential acquisition for the remaining shares of ARROW not owned by KITE for $19.50 per share in cash
- The $19.50 per share price represents a 29.7% premium to ARROW's closing price as of November 26, 2019
  - 27.4% 1-month premium(1)
  - 27.6% 3-month premium(1)
  - 27.0% 6-month premium(1)
- KITE owns approximately 72% of the outstanding common shares of ARROW
- KITE indicated it does not have any interest in selling any of its shares of ARROW and would be unlikely to vote in favor of an alternative transaction involving ARROW
- Given KITE's majority ownership and intimate knowledge of the business, they are uniquely positioned to move quickly to complete a transaction

Summary Financials

	Unaffect.	Current	KITE Proposal(2)
Share Price	$15.04	$20.45	$19.50
% of 52-Week High	(22.3%)	5.6%	0.7%
Diluted Shares	169.8	170.2	170.1
Equity Value	**$2,555**	**$3,480**	**$3,318**
Plus: Debt(3)	–	–	–
(Less): Cash & Equivalents	(744)	(744)	(744)
Enterprise Value	**$1,810**	**$2,736**	**$2,573**

Consideration to:	***Metric***	KITE Proposal
Non-KITE Shareholders	28%(4)	$928

Selected Financial Metrics:

			Unaffect.	Current	KITE Proposal
Revenue	LTM	*$1,572*	1.2x	1.7x	1.6x
	NTM	*1,627*	1.1x	1.7x	1.6x
	FY 2021E	*1,670*	1.1x	1.6x	1.5x
Adjusted EBITDA(5)	LTM	*$290*	6.2x	9.4x	8.9x
	NTM	*293*	6.2x	9.3x	8.8x
	FY 2021E	*308*	5.9x	8.9x	8.4x
Adjusted EPS(5)	LTM	*$0.99*	15.1x	20.6x	19.6x
	NTM	*0.94*	16.1x	21.9x	20.9x
	FY 2021E	*0.99*	15.3x	20.7x	19.8x

Source: ARROW Management forecast, company filings and FactSet as of January 2, 2020.
Note: Dollars in millions, except per share amounts. LTM and NTM financial metrics as of December 31, 2019.
(1) Averages reflect closing day prices.
(2) As received on November 27, 2019.
(3) Excludes $19mm of operating lease liabilities.
(4) KITE currently owns 72% of the ARROW shares outstanding.
(5) Adjusted EBITDA and Adjusted EPS figures are not burdened by stock-based compensation.

CENTERVIEW PARTNERS 14

Preliminary ARROW Valuation Summary Source:ARROW Management forecast, company filings, Wall Street research and FactSet as of January 2, 2020. Note:Implied equity value per share rounded to nearest $0.05, except 52-week trading range. ARROW balance sheet assumes $744mm of cash and no debt as of September 30, 2019. ARROW diluted shares assume 169.1mm common shares outstanding, 0.5mm restricted shares and 1.4mm options outstanding with a weighted average exercise price of $12.82 (using treasury stock method) as of September 30, 2019. LTM and NTM financial metrics as of December 31, 2019. Adjusted EBITDA and Adjusted EPS figures are not burdened by stock-based compensation. Represents ARROW’s unaffected share price as of November 26, 2019 (1-day prior to KITE’s public acquisition proposal). Reflects range of implied terminal exit multiples based on LTM Adjusted EBITDA. ARROW Unaffected Share Price: $15.04 KITE Offer Price: $19.50 For reference only (2) (1) (6.3x - 9.5x Implied Exit Multiple)(3) (1) (1)

ARROW Analysis at Various Prices Source:ARROW Management forecast, company filings and FactSet as of January 2, 2020. Note:Dollars in millions, except per share amounts. LTM and NTM financial metrics as of December 31, 2019. Adjusted EBITDA and Adjusted EPS figures are not burdened by stock-based compensation. Excludes $19mm of operating lease liabilities. Averages reflect closing day prices. (2) (2) (2) (1)

Selected Public Trading Multiples Source:ARROW Management forecast, company filings, Wall Street research and FactSet as of January 2, 2020. Note:Dollars in billions. Sorted by enterprise value within each peer category. Revenue and Adjusted EBITDA figures are pro forma for completed and pending M&A transactions. Adjusted EBITDA and Adjusted EPS are not burdened by stock-based compensation expense. Reflects CY2015A-CY2018A CAGR. Reflects CY2019E-CY2020E growth rate. Reflects average annual Adjusted EBITDA margin from CY2016A-CY2018A. Calculated as net debt (MRQ) divided by Adjusted EBITDA (CY2019E). Reflects unaffected share price as of November 26, 2019 (1-day prior to KITE’s public acquisition proposal). LTM and NTM financial metrics as of December 31, 2019. Reflects unaffected share price as of November 11, 2019 (1-day prior to Yageo / KEMET acquisition announcement). (7) (1) (1) (1) (1) (1) (2) (3) (2) (3) (2) (3) (4) (5) (6) For reference only

Selected Precedent Transactions Source:Company filings FactSet and S&P Capital IQ as of December 20, 2019. Note:Dollars in millions. Transactions sorted by announcement date. Adjusted EBITDA and Adjusted EPS are not burdened by stock-based compensation expense. Represents last completed fiscal year to 2-year forward fiscal year, where available. Reflects premium to unaffected date.

Discounted Cash Flows Unlevered Free Cash Flow Source:ARROW Management forecast and company filings as of January 2, 2020. Note:Implied equity value per share rounded to nearest $0.05. ARROW balance sheet assumes $744mm of cash and no debt as of September 30, 2019. ARROW diluted shares assume 169.1mm common shares outstanding, 0.5mm restricted shares and 1.4mm options outstanding with a weighted average exercise price of $12.82 (using treasury stock method) as of September 30, 2019. LTM Adjusted EBITDA is not burdened by stock-based compensation. Assumes stock-based compensation is a cash expense and burdens EBIT. (1) Implied Equity Value per Share Implied Exit Multiple (LTM Adj. EBITDA)

— Preliminary Draft and Highly Confidential; Subject to Material Revisions —

Treatment of Balance Sheet Cash – Illustrative Considerations

Illustrative analysis regarding treatment of ARROW cash in response to inquiries from the Special Committee

Leave Cash on Balance Sheet

Illustrative ARROW Share Price



$15.04
$4.46
30% premium to ARROW unaffected share price(1)
$19.50
$4.46
$15.04
ARROW Unaffected Share Price
KITE Current Offer Premium
Total Consideration per Share

Total Consideration to Non-KITE Shareholders[2]

$716	$212	$928

Sources and Uses

Sources	$	%
ARROW Balance Sheet Cash	$744	80%
New Capital from KITE	183	20%
Dividend to Non-KITE Shareholders	–	–
Dividend to KITE	–	–
Total Sources	**$928**	**100%**
Consideration to Non-KITE Shareholders	928	100%
Total Uses	**$928**	**100%**

Distribute Cash as a Dividend

Illustrative ARROW Share Price



$15.04
($4.38)
KITE: $536mm
Non-KITE: $208mm
Total: $744mm
$10.66
$3.16
$13.82
$18.20
$4.38
$13.82
ARROW Unaffected Share Price
Pre-Closing Cash Dividend
Illustrative Share Price After Dividend
KITE Current Offer Premium
Illustrative Offer Price per Share
Total Consideration per Share

Total Consideration to Non-KITE Shareholders[2]

$208	$506	$150	$864

Sources and Uses

Sources	$	%
ARROW Balance Sheet Cash	–	–
New Capital from KITE	120	14%
Dividend to Non-KITE Shareholders	208	24%
Dividend to KITE	536	62%
Total Sources	**$864**	**100%**
Consideration to Non-KITE Shareholders	864	100%
Total Uses	**$864**	**100%**

($744mm of cash: Dividend to Non-KITE Shareholders and Dividend to KITE)

Source: Company filings and FactSet as of January 2, 2020.
Note: Illustrative analysis assumes no change in trading multiple for ARROW following illustrative pre-closing cash dividend.
(1) Reflects offer from KITE as received on November 27, 2019.
(2) KITE currently owns 72% of the ARROW shares outstanding.

CENTERVIEW PARTNERS 20

Appendix

CAGR(3) ARROW Projected Financial Performance – By Segment Adjusted EBITDA(2) Revenue(1) Annual Growth (%): 10% 7% 7% 8% 8% 5% CAGR Source:ARROW Management forecast as of January 2, 2020. Note:Dollars in millions, except per share amounts. Figures shown reflect fiscal years ending March 31. Total revenue includes Corporate adjustments (represents ~0.2% of total annual revenue). Total Adjusted EBITDA excludes stock-based compensation expense (~$4mm per year). Represents FY2021E-FY2025E CAGR. Includes interest income adjustment and Corporate D&A. CAGR(3) 7% 2% 4% 10% CAGR 13% 2% 17% Ceramics Tantalum Interconnect, Sensing and Control Devices 19% 2% 2% 2% 3% 9% 3% 4% 5% 5% 11% 5% 5% 6% 6% Ceramics Tantalum IS&C Total Margin (%): 20.7% 23.9% 24.5% 25.2% 24.9% 31.0% 30.7% 30.4% 31.8% 32.1% 6.7% 7.6% 8.3% 10.0% 10.8% 18.4% 19.8% 20.3% 21.4% 21.6% Ceramics Tantalum IS&C Total Corp. Overhead(4)

ARROW Consolidated Summary P&L Source:ARROW Management forecast and company filings as of January 2, 2020. FY2020E reflects actual results through November 30, 2019 and ARROW management projections through the end of FY2020E. Includes $18mm of interest income in FY2020 and 2% yield on cash beginning in FY2021. Projected effective tax rate of 21.0% per guidance from ARROW Management. FY2020-FY2025 estimates reflect ~0.2% of total annual revenue (based on FY2019 historical figures). (1) (3) (2) (4) (4)

Illustrative Sensitivity Analysis Implied Equity Value per Share Recovery in Ceramics and Tantalum could lead to additional upside in top-line growth and EBITDA margin Potential for pricing recovery in commercial ceramics Market share gains in Polymer may offset recent headwinds in MNO2 Potential for expansion of IS&C products beyond the automotive market (e.g., industrials) Source:ARROW Management forecast and Company filings as of January 2, 2020. Note:Sensitivity analysis assumes 3.5% perpetuity growth rate and 11.0% WACC.

Selected Precedent Minority “Squeeze Out” Transactions Source:Company filings, FactSet and S&P Capital IQ. Note:Dollars in millions. Reflects premium to unaffected date. Reflects percent increase from initial offer to final offer. Reflects amended agreement for CAD $11.00 per share and unaffected date as of June 7, 2019 (1-day prior to previously announced agreement for CAD $10.30 per share). Represents percent from initial offer ($49.00 per share) and final offer ($58.50 per share). The final offer represented the fourth price increase during the process. (3) (4) Includes cash “squeeze out” transactions with publicly traded North American targets since 2010 with total consideration to minority shareholders between $500mm and $2,500mm

Illustrative ARROW WACC Analysis Selected Public Companies Illustrative WACC Analysis Illustrative WACC Sensitivity Analysis Source:Company filings, Wall Street research, Duff & Phelps and FactSet as of January 2, 2020. Note:Dollars in billions. Reflects 2-year weekly adjusted beta. Adjusted Beta = (2/3) * Raw Beta + (1/3) * 1. Unlevered beta equals (Levered Beta / (1+(1-Tax Rate)) * (Debt/Equity)). Reflects current 20-year treasury rate. Represents the long-horizon historical expected equity risk premium per Duff & Phelps. Size premium for companies with market capitalization between ~$2.0bn and ~$3.0bn per Duff & Phelps. Reflects yield to worst of S&P US High Yield Corporate Bond BB-B Index (based on peer credit ratings). WACC equals (Debt / Capitalization * (Cost of Debt * (1-Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity)). (2) (3) (4) (5) (6) (7) (1) For reference only